Establishment and Designation of

One Additional Class of a Series of Shares of Beneficial Interest,

Par Value $0.01 Per Share, of

PIMCO Funds

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (the “Trust”) dated November 4, 2014, (“Declaration”), the shares of beneficial interest of the Trust shall be divided into one additional class of the PIMCO TRENDS Managed Futures Strategy Fund (the “Series”).

FURTHER RESOLVED, that in addition to the Institutional Class, I-2, I-3 and Class A shares previously established and designated, as set forth in the Eighth Amended and Restated Establishment and Designation dated August 18, 2020, the Series hereby establishes and designates one additional separate class of the Series, Class C shares, which shall have the following special and relative rights:

1.  The Series shall be authorized to invest in cash, securities, instruments and other property as described from time to time in the offering materials of the Series (“Eligible Portfolio Instruments”). Each share of beneficial interest of the Series (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Series, and shall be entitled to receive its pro rata share of net assets of the Series upon liquidation of the Series, all as provided in the Declaration.

2.  The Series may pursue its investment objective directly by investment in Eligible Portfolio Instruments or indirectly by investment in one or more underlying investment vehicles or funds that in turn invest in Eligible Portfolio Instruments and whose shares may be offered to other parties as well as to the Series.

3.    Shareholders of the Series shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (the “Act”), the rules thereunder, and the offering materials of the Series, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular series of the Trust, in which case only the shareholders of such series shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to the Series, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of Shares alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each series of the Trust entitled to vote on the matter is required.

4.    Shares of the Series shall be subject to such selling restrictions, restrictions as to transfer or other terms as shall be established by the Trustees and described in the offering materials for the Series.

5.         (a)  The assets and liabilities of the Trust shall be allocated among the series of the Trust as set forth in Section 5.11 of the Declaration.

(b)  Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class may be charged to and borne solely by such class and the bearing of expenses solely by a class of Shares may be appropriately reflected and cause differences in the net asset value attributable to and the dividend, redemption and liquidation rights of, the Shares of different classes.

(c)  Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all classes for all purposes.

6.        Shares of each class of the Series may vary between themselves as to rights of redemption and conversion rights, as may be approved by the Trustees and set out in the Series’ then-current prospectus.

7.        The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Series or class thereof hitherto or hereafter created, or to otherwise change the special and relative rights of the Series or class, provided that such change shall not adversely affect the rights of the Shareholders of the Series or class.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this instrument the 8th day of February, 2023.

/s/ George E. Borst
George E. Borst

/s/ Jennifer H. Dunbar
Jennifer H. Dunbar

/s/ Kym M. Hubbard
Kym M. Hubbard

/s/ Gary F. Kennedy
Gary F. Kennedy

/s/ Kimberley G. Korinke
Kimberley G. Korinke

/s/ Peter B. McCarthy
Peter B. McCarthy

/s/ Ronald C. Parker
Ronald C. Parker

/s/ Peter G. Strelow
Peter G. Strelow